Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 12, 2011

iPath Exchange Traded Notes iPath® CBOE S&P 500 BuyWrite IndexSM ETN 1 Investors may redeem at least 50,000 units of the iPath® CBOE S&P 500 BuyWrite IndexSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade iPath ETNs on an exchange at market price or receive a cash payment at the scheduled maturity or through early redemption1, based on the performance of the Index, less investor fees. The iPath® CBOE S&P 500 BuyWrite IndexSM ETN is designed to provide investors with cost-effective exposure to the CBOE S&P 500 BuyWrite IndexSM, commonly known as the BXM Index (the “Index”). The Index is designed to measure the total rate of return of a hypothetical “buy-write,” or “covered call,” strategy on the S&P 500® Index. This strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500® Index (i.e., purchasing the common stocks included in the S&P 500® Index) and the sale of a succession of one-month, at-the-money S&P 500® Index call options that are listed on the Chicago Board Options Exchange (“CBOE”). NOTE DETAILS Ticker BWV Intraday indicative value ticker BWV.IV Bloomberg index ticker BXM CUSIP 06739F135 Primary exchange NYSE Arca Yearly fee* 0.75% Inception date 05/22/07 Maturity date 05/28/37 Index CBOE S&P 500 BuyWrite IndexSM * The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating A+ Moody's rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. ROLLING 10-YEAR ANNUALIZED RETURNS PERCENTAGE -10 0 10 20 07/07 01/08 07/08 01/09 07/09 01/10 07/10 01/11 07/11 CBOE S&P 500 BuyWrite IndexSM S&P 500 Index Sources: S&P, CBOE, BlackRock. Period ending 09/30/11. ROLLING 10-YEAR ANNUALIZED STANDARD DEVIATION PERCENTAGE 5 7.5 10 12.5 15 17.5 20 07/07 01/08 07/08 01/09 07/09 01/10 07/10 01/11 07/11 CBOE S&P 500 BuyWrite IndexSM S&P 500 Index Sources: S&P, CBOE, BlackRock. Period ending 09/30/11. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. ROLLING 5-YEAR ANNUALIZED RETURNS ROLLING 5-YEAR ANNUALIZED STANDARD DEVIATION 9/07 03/08 09/08 03/09 09/09 03/10 09/10 03/11 09/11 9/07 03/08 09/08 03/09 09/09 03/10 09/10 03/11 09/11 A+

iPath® CBOE S&P 500 BuyWrite Index℠ ETN

ANNUALIZED RETURN AND STANDARD DEVIATION



20
15
10
5
0
PERCENTAGE
15.75%
2.82%
Annualized Return
Annualized Standard Deviation
N/A
S&P 500 Index

Sources: CBOE, S&P, BlackRock (10 Year Period ending 09/30/11).

Past performance is no guarantee of future results.

MONTHLY CALL PREMIUMS: CBOE S&P 500 BUYWRITE INDEX℠

(% S&P Index closing value)



9.0
8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
CALL PREMIUM PERCENTAGE
2003
2004
2005
2006
2007
2008
2009
2010
2011

Sources: CBOE, S&P, BlackRock (06/30/01-09/30/11).

Past performance is no guarantee of future results.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 9/30/11)

	1-YEAR RETURN %	3-YEAR RETURN % ANNUALIZED	5-YEAR RETURN % ANNUALIZED	STANDARD DEVIATION % ANNUALIZED*
CBOE S&P 500 BuyWrite Index℠	-1.80	-0.76	-0.51	14.01
S&P 500 Index	1.14	1.23	-1.18	18.32

* Based on monthly returns for 09/06 - 09/11. Sources: CBOE, S&P, Bloomberg, BlackRock.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. See the relevant prospectus for more information regarding the risks associated with Barclays Bank PLC's right to redeem the Securities. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. **Sales in the secondary market may result in significant losses.**

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

An investment in iPath ETNs linked to buy-write strategies limit participation in any appreciation of the underlying indexes above the strike price of the call options sold, but exposure to any decline in the value of the indexes will not be limited. Stock and option prices may change unpredictably, affecting the value of the buy-write strategy and, consequently, the value of your Securities in unforeseeable ways.

"Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500™" and "500" are trademarks of Standard & Poor's Financial Services LLC ("S&P"), and "BuyWrite" and "CBOE" are trademarks of the Chicago Board Options Exchange, Incorporated ("CBOE"). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor the CBOE make any representation regarding the advisability of investing in the Securities.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0487-1111

Not FDIC Insured • No Bank Guarantee • May Lose Value

iP-BWV-I0911

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